SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 23, 2009

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 300
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

        On November 23, 2009, Derma Sciences, Inc. (the “Registrant”) held a special meeting of shareholders for the purpose of considering and voting upon a proposal to amend the Registrant’s articles of incorporation in order to: (i) effect a reverse split of common and preferred shares in a ratio of between 1-for-5 and 1-for-10, and (ii) effect a reduction of authorized common and preferred shares by a factor corresponding to the reverse split ratio (the “Proposal”).

        A quorum of a majority of all shares of common and preferred stock outstanding and entitled to vote on the Proposal was present at the meeting and the Proposal received the affirmative vote of a majority of the total number of shares of common and preferred stock represented and entitled to vote at the meeting. Accordingly, the Proposal was declared adopted. The voting tabulation is set forth below:

Derma Sciences, Inc.
Reverse Split Authorization
Shareholder Vote

25,259,268	In favor
1,482,104	Against
86,280	Abstentions
0	Broker non-votes

        By virtue of the foregoing shareholder action, the Registrant’s board of directors is authorized to implement the Proposal at any time prior to November 23, 2010. However, the Registrant has filed an application to list its common stock on the NASDAQ Global Market or NASDAQ Capital Market and it expects to satisfy NASDAQ’s minimum market price per share listing requirement by virtue of the reverse split contained in the Proposal. As such, the Registrant expects to implement the Proposal in the near future. The precise reverse split ratio will be determined by prevailing market conditions.

        The Registrant solicited proxies relative to the Proposal pursuant to Regulation 14A under the Securities Exchange Act of 1934. No proxies were solicited in opposition to the Proposal.

        The Registrant’s press release issued November 25, 2009 relative to the shareholders’ approval of the Proposal is attached hereto as Exhibit 99.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99	Press Release

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.
	By:	/s/ John E. Yetter
John E. Yetter, CPA Vice President and Chief Financial Officer
Date: November 25, 2009

EXHIBIT INDEX

99	Press Release